Exhibit 99.1

Interleukin Genetics and Metagenics Enter into Agreement to Incorporate PerioPredict® into Metagenics’ Employee Benefit Plan

WALTHAM, MA – February 18, 2016 – Interleukin Genetics, Inc. (OTCQB: ILIU), a life sciences company focused on developing and marketing proprietary genetic tests for chronic diseases and health-related conditions, and Metagenics, Inc., a global pioneer in science-based nutrition and wellness, today announced the signing of an agreement to provide Interleukin’s PerioPredict test to Metagenics’ employees as part of an enhanced employee benefits program. PerioPredict will be used to identify individuals who may benefit from reduction of their systemic inflammatory burden as an approach to enhance prevention and management of chronic diseases.

Under the terms of the agreement, Interleukin will provide genetic testing and patient education to Metagenics employees, as well as dental professional support to their dental providers.

“We are excited to introduce PerioPredict as a covered benefit in our employee health plans. Genetic testing is beginning to provide us with a real opportunity for enhanced health through knowledge of individual risk factors,” said Allison Musetich, Chief Human Resources Officer of Metagenics. “Interleukin Genetics is at the forefront of innovation for inflammation risk detection and using periodontal care as an access point to reduce inflammation, improve wellness, and reduce health care costs. This enhanced benefit provides the potential for our employees to be more involved in understanding their risk, so they may take proactive steps toward disease prevention.”

“We are pleased to have a company like Metagenics, with its strong foundation in science and wellness, adopting PerioPredict into its benefits plan,” said Mark Carbeau, Chief Executive Officer of Interleukin. “This agreement is a clear step forward in Interleukin’s commercialization of PerioPredict. We believe that PerioPredict offers the potential to improve outcomes for patients and ultimately to reduce long-term healthcare expenses associated with oral health and with chronic inflammatory conditions related to oral health. We look forward to continuing to expand access to this important genetic test.”

Elevated systemic inflammation levels are implicated in development and complications of numerous chronic diseases, such as heart attack, stroke, and type 2 diabetes. Severe periodontitis is one of the most common causes of increased systemic inflammation and is implicated as a risk factor for several other diseases. Preventive dental care can lower a patient’s systemic inflammatory burden. Treatment of periodontitis has been associated with substantial medical cost savings for patients with certain chronic diseases.

PerioPredict will be used to help identify individuals who will benefit from enhanced dental care to prevent and treat periodontitis as an access point to reduce their systemic inflammatory burden.

About PerioPredict

PerioPredict is an innovative, easy-to-use genetic test that identifies individuals with an increased risk for severe and progressive periodontitis. It is made available to employees in covered health plans under the supervision of a licensed dentist or physician. PerioPredict works by measuring variations in the genes for Interleukin-1 (IL-1), a key mediator of inflammation. PerioPredict is able to identify individuals at increased risk for more severe periodontal disease due to a life-long genetic predisposition to over-produce IL-1. Such individuals may benefit from enhanced dental care to prevent or treat periodontitis and thereby lower systemic inflammatory burden. The PerioPredict test results provide important information to dental professionals for assessing prevention and treatment options for their patients. The PerioPredict test is run solely in Interleukin’s CLIA-certified lab in Waltham, MA. For more information, please visit www.PerioPredict.com.

About Metagenics

Metagenics, Inc. (www.metagenics.com) is a nutrigenomics company dedicated to helping people live happier, healthier lives by realizing their genetic potential. Founded in 1983, Metagenics serves more than 75,000 healthcare providers worldwide through premium-quality, science-based medical foods, nutritional formulas, and lifestyle-solution programs such as FirstLine Therapy® to help patients achieve a lifetime of good health. Metagenics’ scientific staff – among the largest in the nutrigenomics industry – has published more than 80 articles in peer-reviewed journals and has been awarded more than 60 patents in the U.S. and around the globe. The company collaborates with renowned medical experts to deliver products and solutions to help healthcare practitioners stay on the leading edge of lifestyle medicine. Metagenics maintains its corporate headquarters in Aliso Viejo, CA; its R&D headquarters are in Gig Harbor, WA; and the company has operating subsidiaries in Ostend, Belgium and Brisbane, Australia.

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health-related conditions. The products empower individuals and their healthcare providers to manage existing health and wellness through genetics-based insights and actionable guidance. Interleukin Genetics leverages its research, intellectual property, and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The company markets its tests through healthcare professionals, partnerships with health and wellness companies, and other distribution channels. Interleukin Genetics’ lead products include its proprietary PerioPredict genetic test for periodontal disease and its Inherent Health® line of genetic tests. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvements Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Forward-Looking Statements

Certain statements contained herein are “forward-looking” statements, including, but not limited to, statements that PerioPredict offers the potential to improve outcomes for patients and ultimately to reduce long-term healthcare expenses associated with oral health and with chronic inflammatory conditions related to oral health. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in Interleukin’s annual report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission. Interleukin disclaims any obligation or intention to update these forward-looking statements.

Investor Contacts:

Hans Vitzthum

LifeSci Advisors, LLC.

(212) 915-2568

hans@lifesciadvisors.com

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